Exhibit 10.1

Satisfaction, Settlement and Release of Claims

THIS SATISFACTION Settlement and Release of Claims dated December 11, 2020 (this “Agreement”) is made by and between Reed’s Inc., a Delaware corporation (“Reed’s”) and Raptor/Harbor Reeds SPV LLC, a Delaware limited liability company (“Raptor”). Raptor and Reed’s are each referred to herein as a “Party”, and collectively, the “Parties”.

WHEREAS, Raptor and Reed’s are parties to that certain Securities Purchase Agreement dated April 21, 2017 (“SPA”) and that certain Second Lien Security Agreement dated April 21, 2017 (“Second Lien Security Agreement”);

WHEREAS, Raptor and Reed’s are parties to that certain First Amendment to Securities Purchase Agreement and Transaction Documents dated as of October 4, 2018 (“First Amendment”), which amended the SPA and the Second Lien Security Agreement;

WHEREAS, Raptor is holder of that certain Amended and Restated Subordinated Convertible Non-Redeemable Secured Note (“Subordinated Note”) dated October 4, 2018 in the maximum principal amount of Seven Million Four Hundred Thousand and 00/100 Dollars ($7,400,000.00), issued by Reed’s;

WHEREAS, Reed’s and Rosenthal & Rosenthal Inc., a New York corporation (“Rosenthal”) are parties to that certain Financing Agreement dated October 4, 2018 pursuant to which Rosenthal makes certain loans and other financial accommodations available to Reed’s;

WHEREAS, Raptor, the “Junior Lender”, and Rosenthal, the “Senior Lender”, are parties to that certain Subordination Agreement dated October 4, 2018 (“Subordination Agreement”);

WHEREAS, Raptor and Reed’s desire to settle and release their claims related to the “Junior Lender Indebtedness” (as defined in the Subordination Agreement), including but not limited to termination of the Subordinated Note, Note Purchase Agreement, First Amendment and Second Lien Security Agreement (“Junior Lender Transaction Documents”);

WHEREAS, Rosenthal has consented to and waived as an “Event of Default” (as defined in the Financing Agreement) the payment by Reed’s to Raptor of consideration set forth herein as payment in full of Junior Lender Indebtedness subject to terms set forth herein.

AGREEMENT

NOW THEREFORE, in consideration of the mutual covenants and promises contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the parties hereto agree as follows:

1. Incorporation of Recitals. The Recitals set forth above are incorporated into this Agreement by this reference.

2. Pay-Off Consideration. In full and complete satisfaction of the Junior Lender Indebtedness and termination of the Junior Lender Transaction Documents, with no further obligations or liabilities to Raptor, Reed’s hereby agrees to pay and issue to Raptor the following consideration ((a) through (c) collectively referred to herein as the “Pay-Off Consideration”)):

(a) $4,250,000 in cash proceeds received from Reed’s recently completed public offering, which closed on or about November 24, 2020, payable only after “Senior Lender Indebtedness” (as defined in the Subordination Agreement) is reduced to a zero balance;

(b) 5-year warrant to purchase 1,000,000 shares of common stock, $0.0001 par value, of Reed’s (“Common Stock”) with an exercise price of $0.644, in the form set forth on Exhibit A, attached hereto and incorporated herein by this reference (the “Warrant”), which Common Stock shall be subject to resale pursuant to a registration statement meeting the requirements set forth in the Registration Rights Agreement in the form set forth on Exhibit B, attached hereto and incorporated herein by this reference (the “Registration Rights Agreement”); and

(c) 1,339,286 unrestricted shares of Common Stock to be issued upon conversion of $750,000.00 of the Subordinated Note at the Offering Price of $0.56 (“Conversion Shares”). The Conversion Shares are registered on an effective Registration Statement on Form S-3 (Registration No. 333-212206) (the “Registration Statement”) and shall be delivered to First Republic Securities Company LLC in accordance with the instructions set forth on Exhibit C.

The Pay-Off Consideration shall be due and payable no later than December 11, 2020, and the Company shall deliver the Registration Rights Agreement, duly executed by the Company, concurrent with the payment of the Pay-Off Consideration.

3. Termination of Junior Lender Transaction Documents. The Junior Lender Transaction Documents are hereby terminated and neither Party has any obligations or liabilities to the other Party arising under the Junior Lender Transaction Documents; provided that, notwithstanding anything to the contrary herein, the Junior Lender Transaction Documents shall be reinstated if (and to the extent) after receipt of the Pay-Off Consideration, any such payment or part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside, and/or required to be repaid to a trustee, receiver, or any similar official in respect of Reed’s under any bankruptcy law, any other state or federal law, common law, or any equitable cause, then, to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all security interests, liens, rights, and remedies therefor or related thereto, shall be revived and continued in full force and effect as if such payment or payments had not been made or such enforcement or setoff had not occurred.

4. Termination of UCC Financing Statement. Upon receipt of the Pay-Off Consideration, Raptor agrees to promptly terminate Financing Statement No. 20172660931 filed April 24, 2017 at the office of the Delaware Secretary of State, evidencing release of Raptor’s security interest in Reed’s intellectual property.

5. Release. Raptor and Reed’s do hereby release, cancel, and forever discharge the other Party, including but not limited to, its directors, officers, employees, subsidiaries, affiliates, agents, and representatives from any and all claims, complaints, causes of action, demands, damages, obligations, liabilities, losses, promises, agreements, controversies, penalties, expenses, and executions of any kind or nature whatsoever, whether known or unknown, actual or potential, whether arising in law or in equity, which each Party may have, may have had, or may in the future obtain, arising out of or relating out of the acts, omissions, agreements, or events relating in any manner to the Junior Lender Indebtedness and Junior Lender Transaction Documents (the “Release”). Each Party represents and warrants that it has not filed any action or initiated any other proceeding with any court or government authority against or involving the other Party that may constitute a claim or provide the basis for any liability that is excluded from the Release provide for in this Section 5. Each Party also represents and warrants that it is not aware of any action by the other Party that could result in a claim filed or initiated in another proceeding with any court or government authority against or involving the other Party that may provide the basis for any liability that is excluded from the Release provided for in this Section 5.

6. Consideration. Each of Raptor and Reed’s acknowledges and agrees that it has received good, valuable and sufficient consideration for making the Release. In particular, upon execution of and compliance with this Agreement by Raptor, Reed’s shall pay and issue, and Raptor shall receive the Pay-Off Consideration. Raptor acknowledges and agrees that it will not be entitled to and shall not assert any claim for any additional amount from Reed’s, other than the aforementioned Pay-Off Consideration. Raptor agrees that it will not seek anything further, directly or indirectly, for itself or any person, corporation, partnership or other entity, including any other payment or consideration, with respect to the Junior Lender Indebtedness and Junior Lender Transaction Documents and the claims released pursuant to this Agreement. Raptor shall be solely responsible for all taxes and withholdings that may be owed to any federal, state, or local taxing authority as a result of the Pay-Off Consideration received under this Agreement.

7. Effect. This Agreement and the Release is intended to be a general release in the broadest form. It is understood and agreed that the Parties hereby expressly waive any and all laws and statutes, of all jurisdictions whatsoever, which may provide that a general release does not extend to claims not known or suspected to exist at the time of executing a release which if known would have materially affected the decision to give said release. It is expressly intended and agreed that this Agreement and the Release does, in fact, extend to such unknown and unsuspected claims related to anything which has happened to the date hereof which is covered by this Agreement and the Release, even if knowledge thereof would have materially affected the decision to give the Release. Each Party further represents and warrants that it has not assigned any of its rights with respect to the Junior Lender Indebtedness or the Junior Lender Transaction Documents to any other party. In addition, the Parties warrant and represent to the other that the execution and delivery of this Agreement and the Release does not, and with the passage of time will not, violate any obligation of the Party to any third party.

8. Rosenthal Waiver and Consent. The Parties acknowledge and agree that Rosenthal consented to and waived as an Event of Default the payment by Reed’s to Raptor of the Pay-Off Consideration as payment in full of Junior Lender Indebtedness.

9. No Admission. Raptor and Reed’s expressly agree and acknowledge that this Agreement represents the final settlement and compromise of the Junior Lender Indebtedness and the Junior Lender Transaction Documents, and that by entering into this Agreement, neither Party hereto admits or acknowledges the existence of any liability, obligation, or wrongdoing on its part. Each Party expressly denies any and all liability or wrongdoing with respect to the Junior Lender Indebtedness and the Junior Lender Transaction Documents.

10. Independent Legal Counsel. The Parties acknowledge that they have had an opportunity to consult with independent legal counsel of their choosing regarding the legal effect of this Agreement and the Release and that each Party freely and voluntarily enters into this Agreement.

11. Who Is Bound. Each Party intends to be legally bound by this Agreement. Any person or corporation, partnership or other entity which succeeds to a Party’s rights and responsibilities is also bound. This Agreement is made for the benefit of the Parties, their past, present and future officers, directors, shareholders, employees, and agents, and the Parties’ affiliates and subsidiaries, and all who succeed to their rights and responsibilities, as well as any successors and assigns of the Parties.

12. Governing Law; Venue. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, notwithstanding its choice of law provisions. The Parties agree that any claims or legal actions by one Party against the other to enforce the terms of this Agreement or concerning any rights under this Agreement shall be commenced and maintained in any state or federal court located in the State of New York, Borough of Manhattan.

13. Confidentiality. The Parties agree to keep confidential all negotiations and discussions leading up to this Agreement.

14. Fees and Expenses. Each Party hereto shall bear its own fees and expenses (including attorneys’ fees) incurred in connection with this Agreement and the consummation of the transactions contemplated hereby.

15. Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original, but all of which together will constitute one and the same instrument, without necessity of production of the others. An executed signature page delivered via facsimile transmission or electronic signature shall be deemed as effective as an original executed signature page.

16. Waiver. No waiver of any term or right in this Agreement shall be effective unless in writing, signed by an authorized representative of the waiving Party. The failure of either Party to enforce any provision of this Agreement shall not be construed as a waiver or modification of such provision, or impairment of its right to enforce such provision or any other provision of this Agreement thereafter.

17. Construction. The headings/captions appearing in this Agreement have been inserted for the purposes of convenience and ready reference, and do not purport to and shall not be deemed to define, limit or extend the scope or intent of the provisions to which they appertain. This Agreement shall not be construed more strongly against either Party regardless of which Party is more responsible for its preparation.

18. Entire Agreement. This Agreement and the Warrant set forth the entire and complete understanding and agreement between the Parties regarding the subject matter hereof including, but not limited to the settlement of all disputes and claims with respect to the Junior Lender Indebtedness and the Junior Lender Transaction Documents and supersede any and all other prior agreements or discussions, whether oral, written, electronic or otherwise, relating to the subject matter hereunder. Any additions or modifications to this Agreement must be made in writing and signed by authorized representatives of both Parties. The Parties acknowledge and agree that they are not relying upon any representations or statements made by the other Party or the other Party’s employees, agents, representatives or attorneys regarding this Agreement, except to the extent such representations are expressly set forth herein.

19. Severability. In the event that any term of this Agreement is deemed to be invalid, illegal, or otherwise unenforceable (a) the Parties shall use all reasonable efforts to negotiate in good faith to amend the term to eliminate any such invalidity, illegality, or unenforceability to the extent practically possible, taking into full account their original intent when entering into this Agreement in the first instance, and (b) the remaining provisions hereof shall continue in full force and effect.

20. Authority to Bind. By signing below the Parties represent that the signatories are authorized to execute this Agreement on behalf of themselves and/or their respective corporations and that the execution and delivery of this Agreement are the duly authorized and binding acts of their respective corporations.

[Signature page follows]

IN WITNESS WHEREOF, the Parties hereto have executed this Satisfaction, Settlement and Release of Claims effective as of the date set forth above.

RaPTOR/HARBOR REEDS SPV LLC,		REED’S INC., a Delaware corporation
a Delaware limited liability company

By:	Raptor Holdco gp llc, its manager

/s/ Robert Needham		/s/ Norman E. Snyder, Jr.

By:	Robert Needham	By:	Norman E. Snyder, Jr.
Its:	Chief Financial Officer	Its:	Chief Executive Officer